October 20, 2000

         DST SYSTEMS, INC. ANNOUNCES THIRD QUARTER AND YEAR TO DATE 2000
                               FINANCIAL RESULTS

On September 26, 2000, the Company's Board of Directors approved a 2-for-1 split of the Company's common stock, in the form of a dividend of one share for each share held of record at the close of business on October 6, 2000. The distribution occurred on October 19, 2000. All references to shares outstanding and per share amounts have been retroactively restated to reflect this stock split.

For the quarter ended September 30, 2000, DST's consolidated net income was $44.8 million or $0.35 per diluted share compared to third quarter 1999 net income of $33.9 million or $0.26 per diluted share, a 32.2% increase in net income and a 34.6% increase in diluted earnings per share.

Year to date, DST's consolidated net income was $148.2 million or $1.15 per diluted share compared to $100.9 million or $0.78 per diluted share in 1999, a 46.9% increase in net income and a 47.4% increase in diluted earnings per share. Year to date 2000 results include after tax gains of $14.7 million in connection with the settlement of a legal dispute related to a former equity investment and gains related to sales of marketable securities. Adjusting year to date 2000 and 1999 results for the effect of the settlement gain and securities sales, 2000 year to date net income and diluted earnings per share were $133.5 million and $1.03, respectively, an increase of 35.0% and 35.5%, respectively.

The following table summarizes the Company's revenues and income from operations by segment (dollars in millions):
Quarter ended Nine months ended

                               September 30,                 September 30,
                        --------------------------   ---------------------------
                             2000          1999            2000          1999
                        ------------   ------------  -------------   -----------
  Revenues

  Financial Services       $ 155.9       $ 140.0         $ 459.3       $ 412.9
  Output Solutions           143.9         128.4           440.7         379.2
  Customer Management         47.7          47.0           147.7         147.5
  Investments and Other        8.0           8.1            24.4          24.8
  Eliminations               (20.0)        (18.9)          (59.2)        (56.1)
                        ------------   ------------  -------------   -----------
                           $ 335.5       $ 304.6        $1,012.9       $ 908.3
                        ============   ============  =============   ===========

  Income from operations

  Financial Services        $ 49.8        $ 31.7         $ 129.3        $ 93.5
  Output Solutions            12.4          11.3            51.0          39.3
  Customer Management          2.4           3.9             9.9          10.9
  Investments and Other        1.3           1.4             3.5           5.9
                        ------------   ------------  -------------   -----------
                            $ 65.9        $ 48.3         $ 193.7       $ 149.6
                        ============   ============  =============  ============

Consolidated revenues increased $30.9 million or 10.1% over the prior year quarter and $104.6 million or 11.5% over the prior year nine month period principally from higher Financial Services and Output Solutions Segment revenues. Consolidated income from operations totaled $65.9 million for the quarter and $193.7 million for the nine months ended September 30, 2000, an increase of $17.6 million or 36.4% over the 1999 third quarter and $44.1 million or 29.5% over 1999 year to date results, primarily from increased operating earnings in the Financial Services and Output Solutions Segments.

Financial Services Segment
Financial Services Segment revenues for the quarter were $155.9 million, an increase of $15.9 million or 11.4% over third quarter 1999. U.S. revenues increased $18.2 million, or 16.8%, primarily from increases in mutual fund shareowner accounts processed and higher AWD(R) revenues from an increase in workstations licensed.

U.S. mutual fund shareowner accounts serviced totaled 65.1 million at September 30, 2000, an increase of 1.2 million or 1.9% since June 30, 2000, 8.7 million or 15.4% from the 56.4 million serviced at December 31, 1999, and 10.3 million or 18.8% from the 54.8 million serviced at September 30, 1999. Subsequent to September 30, 2000, approximately 1.7 million mutual fund shareholder accounts from new customers have been converted, principally from the Dreyfus family of funds. An additional 4.0 million accounts are scheduled to be converted by year end.

Total retirement plan accounts increased 0.9 million or 4.4% during the quarter to 21.2 million accounts and increased 3.8 million or 21.8% compared to 1999 year end. Net new IRA accounts during the quarter increased 360,000, of which approximately 42% were Roth or Educational IRA accounts. Roth or Educational IRA's now comprise approximately 23% of total IRA accounts serviced by the Company. Total 401(k) accounts serviced increased approximately 0.5 million or 11.4% during the quarter to 4.9 million accounts and increased 1.5 million or 44.1% compared to 1999 year end. U.S. AWD workstations licensed were 44,700 at September 30, 2000, an increase of 24.9% over year end 1999 levels.

International Financial Services revenues totaled $29.3 million for the third quarter 2000, a decrease of $2.3 million or 7.3% over comparable prior year quarter revenues. Increases in software license revenues, Canadian mutual fund processing revenues and international AWD software maintenance revenues were offset by lower professional service revenues. International AWD workstations licensed were 24,300 at September 30, 2000, an increase of 11.0% over year end 1999 levels.

Financial Services income from operations for the third quarter 2000 increased $18.1 million or 57.1% over the prior year quarter to $49.8 million, resulting in an operating margin of 31.9% compared to 22.6% for the prior year. Costs and expenses decreased 4.1%, primarily from a $3.9 million recovery of costs previously expensed in 1999 associated with a terminated international software development contract, partially offset by increased personnel costs necessary to support revenue growth. Depreciation and amortization costs increased $1.6 million or 10.5% compared to the third quarter of 1999, primarily attributable to the amortization of capitalized software development costs.

Financial Services revenues for the nine months ended September 30, 2000 were $459.3 million, an increase of $46.4 million or 11.2% over the prior year nine month period, principally from higher AWD and U.S. mutual fund revenues. Financial Services Segment income from operations for the nine months ended September 30, 2000 increased $35.8 million or 38.3% over the prior year period to $129.3 million. Costs and expenses increased 1.4%, principally from increased personnel costs to support revenue growth. Year to date depreciation and amortization increased 15.2% to $51.5 million, over the 1999 year to date amounts, primarily attributable to the amortization of capitalized software development costs.

Output Solutions Segment
Output Solutions Segment revenues for the quarter ended September 30, 2000 were $143.9 million, an increase of $15.5 million or 12.1% over third quarter 1999. Increased revenues were recorded from higher financial services, telecommunications and satellite TV image and statement volumes and increased Internet-based electronic bill and statement revenues. Compared to the third quarter of 1999, images produced in the third quarter 2000 increased 18.0% to
1.8 billion and statements mailed increased 6.1% to 446 million.

Output Solutions income from operations for the third quarter increased $1.1 million or 9.7% over the prior year quarter to $12.4 million, resulting in an operating margin of 8.6% compared to 8.8% in the prior year quarter. Excluding e-commerce activities, operating margin improved over the prior year quarter. Costs and expenses increased 12.5%, principally due to increased costs to support revenue growth, integration costs to standardize facilities and systems and higher Internet-based electronic bill and statement product development and selling costs. Depreciation and amortization costs increased 9.6% in the third quarter 2000 to $9.1 million from increased capital costs to support revenue growth.

Output Solutions revenues for the nine months ended September 30, 2000 were $440.7 million, an increase of $61.5 million or 16.2% over the prior year period. Output Solutions Segment income from operations for the nine months ended September 30, 2000 increased $11.7 million or 29.8% over the prior year period to $51.0 million. Increased contributions from paper bill and statement volumes were partially offset by increased spending on Internet-based electronic bill and statement product development and selling costs.

Customer Management Segment
Customer Management Segment revenues for the quarter ended September 30, 2000 were $47.7 million, an increase of $0.7 million or 1.5% from the 1999 quarter. Processing and service revenues for the quarter were $43.0 million, a decrease of $2.0 million or 4.4% from the 1999 quarter, and equipment sales increased $2.7 million to $4.7 million. Processing and service revenues were adversely affected by consolidation in the U.S. cable television industry, which resulted in lower numbers of U.S. cable subscribers serviced.

Customer Management income from operations for the third quarter 2000 decreased $1.5 million to $2.4 million, resulting in an operating margin of 5.0%. Costs and expenses increased $1.7 million or 4.3%, primarily from increased costs of equipment sales. Depreciation and amortization increased $0.5 million or 14.7%, primarily attributable to the amortization of capitalized software development costs.

Customer Management revenues for the nine months ended September 30, 2000 were $147.7 million, an increase of $0.2 million or 0.1% over the prior year period. Higher satellite subscriber revenues were offset by lower U.S. cable subscriber revenues. Segment income from operations for the nine months ended September 30, 2000 decreased $1.0 million or 9.2% over the prior year period to $9.9 million.

The Company recently announced that it has signed an agreement with Comcast Cable Communications, Inc. to provide its customer relationship management and workflow business solution, AWD. This is the first customer management client to contract for AWD. No software license revenues were recorded during the quarter ended September 30, 2000.

The Company has been advised that a customer, MediaOne, plans to discontinue its processing agreement as a result of MediaOne's acquisition by AT&T. It is expected that a substantial portion of MediaOne's subscribers will be removed during 2001. At September 30, 2000, the Company serviced 3.6 million MediaOne subscribers.

Investments and Other Segments
Investments and Other Segment revenues, primarily rental income for facilities leased to the Company's operating segments, were $8.0 million for the quarter ended September 30, 2000, a decrease of $0.1 million from the prior year quarter.

Equity in earnings (losses) of unconsolidated affiliates
The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (dollars in millions):

                       Quarter ended                       Nine months ended
                        September 30,                         September 30,
                ------------------------------- --------------------------------
                     2000             1999           2000             1999
                --------------   -------------- ---------------  ---------------

      BFDS          $ 2.4            $ 2.3         $ 10.1            $ 7.3
      EFDS           (1.0)            (1.5)          (0.9)            (3.4)
      Argus           0.1              0.5            0.5              2.1
      Other           0.7              0.2            0.1              0.3
                --------------   -------------- ---------------  ---------------
                    $ 2.2            $ 1.5          $ 9.8            $ 6.3
                ==============   ============== ===============  ===============

Increased earnings were recorded at BFDS from higher levels of mutual fund activity. EFDS results were positively affected by higher levels of accounts serviced, offset by continued system development and conversion costs for FAST(TM), both of which will continue throughout the remainder of 2000. EFDS accounts serviced increased 0.1 million or 4.0% during the quarter to 2.6 million at September 30, 2000, which is 0.6 million or 30.0% above year end 1999 and 0.7 million or 36.8% over September 30, 1999 levels. During the quarter ended September 30, 2000, EFDS successfully converted its largest client to the FAST system. Substantially all accounts are now processed on the FAST system. Argus' earnings decreased from the prior year as a result of lower revenues from changes in the claims mix, increased data processing costs and depreciation charges.

Other income, net
Other income was $3.4 million for the quarter ended September 30, 2000, compared to $4.2 million for the third quarter of 1999. The decrease of $0.8 million is a result of a decrease of $1.8 million in pre-tax gains on sales of equity investments partially offset by higher levels of interest and dividend income.

Other income was $32.2 million for the nine months ended September 30, 2000, compared to $5.0 million for 1999. The increase in other income resulted from a previously disclosed first quarter 2000 pretax settlement of $10.8 million related to a legal dispute with a former equity investment. Year to date other income for 2000 also includes $12.2 million of gains on sales of equity investments, an increase of $9.1 million over 1999 gains, and $9.3 million primarily related to interest and dividend income, an increase of $4.4 million over 1999. The 1999 year to date results also include $2.9 million of equipment losses incurred upon disposing of certain mainframe computers used by Financial Services.

Interest expense
Interest expense totaled $1.6 million for the quarter ended September 30, 2000 and $4.5 million for the nine months ended September 30, 2000, an increase of $0.4 million over the prior year quarter and $0.6 million over the prior year nine month period. Average interest rates and borrowings were higher in 2000 compared to 1999.

Income taxes
DST's effective tax rate was 35.9% for the quarter and nine months ended September 30, 2000, compared to 36.0% for the prior year quarter and 35.9% for the prior year nine month period. The 2000 and 1999 tax rates were affected by tax benefits relating to certain international operations and recognition of state tax benefits associated with income apportionment rules.

Other Actions
During the quarter ended September 30, 2000, DST purchased 1,360,000 shares of its common stock under previously announced share repurchase programs which total 16,350,000 shares. Of the amount purchased during the quarter, 1,230,000 shares will be utilized for DST's stock award, employee stock purchase and stock option programs. As of September 30, 2000, DST has purchased 5,430,000 shares since the programs commenced. Of the remaining 10,920,000 to be repurchased, 5,070,000 shares are expected to be utilized for DST's stock award, employee stock purchase and stock option programs and 5,850,000 shares are expected to be used for general corporate purposes.

* * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-K/A dated March 25, 1999 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                  For the Three Months     For the Nine Months
                                   Ended September 30,      Ended September 30,
                                  ---------------------    ---------------------
                                  ----------  ---------    ----------  ---------
                                     2000        1999         2000        1999
                                  ----------  ---------    ----------  ---------

Revenues                           $ 335.5     $ 304.6     $ 1,012.9    $ 908.3

Costs and expenses                   238.0       227.5         724.3      674.6
Depreciation and amortization         31.6        28.8          94.9       84.1
                                  ----------  ---------    ----------  ---------

Income from operations                65.9        48.3         193.7      149.6

Interest expense                      (1.6)       (1.2)         (4.5)      (3.9)
Other income, net                      3.4         4.2          32.2        5.0
Equity in earnings of
     unconsolidated affiliate          2.2         1.5           9.8        6.3
                                  ----------  ---------    ----------  ---------

Income before income taxes and
     minority interests               69.9        52.8         231.2      157.0

Income taxes                          25.1        19.0          83.0       56.4
                                  ----------  ---------    ----------  ---------

Income before minority interests      44.8        33.8         148.2      100.6
Minority interests                                (0.1)                    (0.3)
                                  ----------  ---------    ----------  ---------

Net income                          $ 44.8      $ 33.9       $ 148.2    $ 100.9
                                  ==========  =========    ==========  =========

Average common shares outstanding    125.0       126.8         125.4      126.3
Diluted shares outstanding           129.5       130.3         129.2      129.7

Basic earnings per share            $ 0.36      $ 0.27        $ 1.18     $ 0.80
Diluted earnings per share          $ 0.35      $ 0.26        $ 1.15     $ 0.78


DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE & CHX Symbol: DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer